Calculation of Filing Fee Tables
S-1
Innovative Digital Investors Acquisition Corp.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Units consisting of: (i) one share of common stock, par value $0.0001 per share, and (ii) three-quarters of one redeemable Warrant entitling the holder to purchase one whole share of common stock, par value $0.0001 per share	457(o)	14,375,000	$ 10.00	$ 143,750,000.00	0.0001381	$ 19,851.88
Fees Previously Paid	2	Equity	Units consisting of: (i) one share of common stock, par value $0.0001 per share, and (ii) three-quarters of one redeemable Warrant entitling the holder to purchase one whole share of common stock, par value $0.0001 per share	457(o)			$ 86,250,000.00		$ 11,911.13
Fees Previously Paid	3	Equity	Shares of common stock, par value $0.0001 per share, included in the Units	Other	14,375,000		$ 0.00		$ 0.00
Fees Previously Paid	4	Equity	Redeemable Warrants included in the Units	Other	10,781,250		$ 0.00		$ 0.00
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 230,000,000.00		$ 31,763.01
			Total Fees Previously Paid:						$ 31,763.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.01
Offering Note
[1]	1(a) Includes securities that may be purchased by the underwriters pursuant to their over-allotment option. 1(b) Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of securities of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions. 1(c) The Registrant originally contemplated conducting an initial public offering of $200,000,000 of shares of common stock of the Registrant, which was subsequently reduced to an initial public offering of $125,000,000 of shares of common stock of the Registrant. As a result, the Registrant previously paid a filing fee of $31,763, assuming an offering size of $230,000,000.

[2]	2 See Notes 1(a), 1(b) and 1(c).

[3]	3 See Notes 1(a), 1(b) and 1(c).

[4]	4 See Notes 1(a), 1(b) and 1(c).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date